                                                                EXHIBIT 10.1






                             DISTRIBUTION AGREEMENT



                                 BY AND BETWEEN

                               GRAND CASINOS, INC.

                                       AND

                               LAKES GAMING, INC.










                          DATED AS OF DECEMBER 31, 1998



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                                TABLE OF CONTENTS
                                                                                                           PAGE
ARTICLE I.        DEFINITIONS                                                                               2
                  Section 1.01.     General                                                                 2
                  Section 1.02.     Terms Defined Elsewhere in Agreement                                   13

ARTICLE II.       TRANSFER OF ASSETS                                                                       14
                  Section 2.01.     Transfer of Assets to Lakes                                            14
                  Section 2.02.     Transfers of Assets from Non-Mississippi Subsidiaries to Company or
                                    Mississippi Subsidiaries                                               15
                  Section 2.03.     Transfers Not Effected Prior to the Distribution                       15
                  Section 2.04.     Cooperation Re:  Assets                                                15
                  Section 2.05.     No Representations or Warranties; Consents                             16
                  Section 2.06.     Conveyancing and Assumption Instruments                                16
                  Section 2.07.     Cash Allocations After the Year-End                                    17
                  Section 2.08.     Cash Allocation; Cash Management                                       17
                  Section 2.09.     Allocation of Debt                                                     18

ARTICLE III.      ASSUMPTION AND SATISFACTION OF LIABILITIES                                               19
                  Section 3.01.     Assumption and Satisfaction of Mississippi Business and Non-Mississippi
                                    Business Liabilities                                                   19
                  Section 3.02.     Assumption and Satisfaction of Contingent Company Liabilities and
                                    Transaction Liabilities                                                19

ARTICLE IV.       THE DISTRIBUTION                                                                         19
                  Section 4.01.     Cooperation Prior to the Distribution                                  19
                  Section 4.02.     Company Board Action; Conditions Precedent
                                    to the Distribution                                                    20
                  Section 4.03.     The Distribution                                                       21

ARTICLE V.        INDEMNIFICATION                                                                          22
                  Section 5.01.     Indemnification by Company                                             22
                  Section 5.02.     Indemnification by Lakes                                               22
                  Section 5.03.     Insurance Proceeds                                                     22
                  Section 5.04.     Procedure for Indemnification                                          23
                  Section 5.05.     Remedies Cumulative                                                    26
                  Section 5.06.     Survival of Indemnities                                                26

ARTICLE VI.       CERTAIN ADDITIONAL MATTERS                                                               26
                  Section 6.01.     Lakes Board                                                            26
                  Section 6.02.     Resignations; Company Board                                            26

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
                  Section 6.03.     Lakes Certificate and Bylaws                                26
                  Section 6.04.     Certain Post-Distribution Transactions                      26
                  Section 6.05.     Sales and Transfer Taxes                                    27
                  Section 6.06.     Settlement of Intercompany Accounts.                        27

ARTICLE VII.      ACCESS TO INFORMATION AND SERVICES                                            27
                  Section 7.01.     Provision of Corporate Records                              27
                  Section 7.02.     Access to Information                                       28
                  Section 7.03.     Production of Witnesses                                     28
                  Section 7.04.     Corporate Services                                          29
                  Section 7.06.     Retention of Records                                        29
                  Section 7.07.     Confidentiality                                             29
                  Section 7.08.     Privileged Matters                                          30

ARTICLE VIII.     INSURANCE                                                                     32
                  Section 8.01.     Policies and Rights Included Within the Non-Mississippi
                                    Group Assets                                                32
                  Section 8.02.     Policies and Rights Included Within the Mississippi
                                    Group Assets                                                32
                  Section 8.03.     Administration and Reserves                                 32
                  Section 8.04.     Agreement for Waiver of Conflict and Shared Defense         34

ARTICLE IX.       MISCELLANEOUS                                                                 34
                  Section 9.01.     Entire Agreement; No Third Party Beneficiaries              34
                  Section 9.02.     Tax Allocation and Indemnity Agreement;
                                    After-Tax Payments                                          34
                  Section 9.03.     Expenses                                                    35
                  Section 9.04.     Governing Law                                               35
                  Section 9.05.     Notices                                                     35
                  Section 9.06.     Amendments                                                  35
                  Section 9.07.     Assignments                                                 35
                  Section 9.08.     Termination                                                 36
                  Section 9.09.     Subsidiaries                                                36
                  Section 9.10.     Specific Performance                                        36
                  Section 9.11.     Headings; References                                        36
                  Section 9.12.     Counterparts                                                36
                  Section 9.13.     Severability; Enforcement                                   36
                  Section 9.14.     Arbitration of Disputes                                     37
                  Section 9.15.     Prompt Payment                                              38

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                               INDEX OF SCHEDULES



Schedule 1 -      Mississippi Subsidiaries
Schedule 2 -      Non-Mississippi Subsidiaries
Schedule 3 -      Retained Company Assets
Schedule 4 -      Retained Company Liabilities
Schedule 5 -      Assigned Lakes Assets
Schedule 6 -      Assigned Lakes Liabilities
Schedule 7 -      Transferred Corporate Functions
Schedule 8 -      Mississippi Group Cash Accounts
Schedule 9 -      Non-Mississippi Group Cash Accounts
Schedule 10-      Contingent Company Liabilities
Schedule 11-      Assigned Lakes Assets Proceeds


                                INDEX OF EXHIBITS


Exhibit A  -      Form of Employee Benefits Allocation Agreement
Exhibit B  -      Form of Lakes Bylaws
Exhibit C  -      Form of Lakes Articles
Exhibit D  -      Form of Intellectual Property License Agreement
Exhibit E  -      Form of Tax Allocation and Indemnity Agreement
Exhibit F  -      Form of Insurance Receivable Agreement

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




                             DISTRIBUTION AGREEMENT


     DISTRIBUTION AGREEMENT (the "Agreement"), dated as of December 31, 1998, by and between GRAND CASINOS, INC., a Minnesota corporation ("Company") and LAKES GAMING, INC., a Minnesota corporation and wholly owned subsidiary of Company ("Lakes").

     WHEREAS, Company, directly and through certain wholly-owned subsidiaries,
(a) owns, operates and develops certain gaming and resort facilities located in the State of Mississippi (as more specifically described herein, the "Mississippi Business"), and (b) manages and develops certain gaming facilities located outside the State of Mississippi (as more specifically described herein, the "Non-Mississippi Business");

     WHEREAS, it is necessary to separate the Mississippi Business from the Non-Mississippi Business in order to satisfy conditions precedent contained in that certain Agreement and Plan of Merger dated June 30, 1998 (the "Merger Agreement") by and among Company, Lakes, Hilton Hotels Corporation, a Delaware corporation ("Hilton"), Gaming Co., Inc. (n/k/a Park Place Entertainment Corporation), a Delaware corporation and a wholly-owned subsidiary of Hilton ("Gaming Co."), and Gaming Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of Gaming Co. ("MergerSub");

     WHEREAS, the Board of Directors of Company has determined that it is in the best interests of Company for Company to merge with MergerSub (the "Merger") pursuant to the Merger Agreement;

     WHEREAS, subject to Company shareholder ratification and certain other conditions, the Board of Directors of Company has determined that it is in the best interests of Company and the shareholders of Company to separate the Non-Mississippi Business from the Mississippi Business through a distribution (the "Distribution") to the holders of Company Common Stock (as defined herein) of all of the outstanding shares of Lakes Common Stock (as defined herein) to accomplish the Merger;

     WHEREAS, in order to effect such separation, Company will contribute to Lakes prior to the Distribution, all of the operations, assets and liabilities of Company comprising the Non-Mississippi Business and such other assets, liabilities and operations as are described below;

     WHEREAS, in connection with the Distribution, Company and Lakes have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution; and


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     WHEREAS, for federal income tax purposes, it is intended that the
Distribution shall qualify as a tax-free distribution solely with respect to Company's Shareholders within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
DEFINITIONS

     Section 1.01. General . For purposes of this Agreement, the following terms shall have the meanings set forth below:

     Action: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate: With respect to any specified Person, an affiliate of such Person within the meaning of Rule 145 promulgated under the Securities Act. Notwithstanding the foregoing (i) the Affiliates of Company shall not include Lakes, the Non-Mississippi Subsidiaries or any other Person which otherwise would be an Affiliate of Company solely by reason of Company's ownership of the capital stock of Lakes or a Non-Mississippi Subsidiary prior to the Distribution or the fact that any officer or director of Company or any of the Mississippi Subsidiaries shall also serve as an officer or director of Lakes or any of the Non-Mississippi Subsidiaries; and (ii) the Affiliates of Lakes shall not include Company, the Mississippi Subsidiaries or any other Person which otherwise would be an Affiliate of Lakes solely by reason of Company's ownership of the capital stock of Lakes or a Non-Mississippi Subsidiary prior to the Distribution or the fact that any officer or director of Lakes or any of the Non-Mississippi Subsidiaries shall also serve as an officer or director of Company or any of the Mississippi Subsidiaries.

     Agent: Norwest Shareholder Services as distribution agent appointed by Company to distribute the Lakes Common Stock pursuant to the Distribution.

     Ancillary Agreements: The License Agreement, Employee Benefits Allocation Agreement, and Tax Allocation and Indemnity Agreement.

     Assigned Lakes Assets: The assets indicated on Schedule 5.

     Assigned Lakes Assets Proceeds: The net proceeds of the sales, if any, of the Assigned Lakes Assets after the date of the Merger Agreement but prior to the Distribution Date, after deducting any costs, fees and taxes (calculated using the highest marginal Tax rate for the relevant taxable period) associated with such sales, including, but not limited to, costs and fees related to advertising, marketing and transportation and sales, transfer, income (if any) and other


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taxes; provided, however, if such sale results in a capital or ordinary loss, then such loss shall also be allocated to Lakes along with the subject Assigned Lakes Assets Proceeds.

     Assigned Lakes Liabilities: The liabilities indicated on Schedule 6.

     Assumed Debt: The Debt of Company and its Subsidiaries which is assumed by Lakes and/or retained by the Non-Mississippi Group Subsidiaries in connection with the Distribution, as determined pursuant to Section 2.09.

     Bank of America Revolving Credit Facility: The $100 million Capital Lease Facility with BA Leasing Capital Corporation, et al. dated September 29, 1997.

     Code: The Internal Revenue Code of 1986, as amended, or any successor thereto as in effect for the taxable year in question.

     Company Board: The Board of Directors of Company as it is constituted prior to the Distribution Date.

     Company Common Stock: The common stock, par value $.01 per share, of Company.

     Company Notes: The First Mortgage Notes and the Senior Notes.

     Company Group: The meaning specified in the Tax Allocation and Indemnity Agreement.

     Contingent Company Liability: The meaning set forth in Section 3.02.

     Conveyancing and Assumption Instruments: Collectively, the various agreements, instruments and other documents to be entered into to effect the Preliminary Transfers and the assignment of assets and the assumption of Liabilities contemplated by this Agreement and the Related Agreements in the manner contemplated herein and therein.

     Debt: All (i) indebtedness for borrowed money and obligations evidenced by bonds, notes, debentures or similar instruments; (ii) obligations issued or assumed as the deferred purchase price of property or services; (iii) obligations under capital leases; and (iv) all guarantees of the obligations of other persons described in the foregoing clauses (i) - (iii).

     Distribution: The distribution to the holders of Company Common Stock as of the Distribution Record Date of all of the outstanding shares of Lakes Common Stock.

     Distribution Date: The date on which the Distribution is effected.

     Distribution Record Date: The date established by Company Board as the date for taking

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a record of the Holders of Company Common Stock entitled to participate in the
Distribution.

     Employee Benefits Allocation Agreement: The Employee Benefits and Other Employment Matters Allocation Agreement between Lakes and Company, which agreement shall be entered into on or prior to the Distribution Date in substantially the form attached hereto as Exhibit A.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     First Mortgage Notes: The $450 million 10.125% First Mortgage Notes of Company due December 1, 2003.

     Form 10: The Registration Statement on Form 10 under the Exchange Act with respect to the Lakes Common Stock.

     GAAP: Generally accepted accounting principles.

     Gaming Laws: Indian Gaming Laws, Louisiana Gaming Laws, Minnesota Gaming Laws, Mississippi Gaming Laws, and Nevada Gaming Laws.

     Gaming Co.: A Delaware corporation whose wholly-owned subsidiary, MergerSub, will be merged with Company pursuant to the Merger Agreement.

     Governmental Authority: Any court, administrative agency or commission or other governmental authority or instrumentality.

     Hilton: A Delaware corporation which is a party to the Merger Agreement.

     Holders: The holders of record of Company Common Stock as of the Distribution Record Date.

     Indian Debt Guarantees: Shall mean (i) the guarantees of Company and Grand Casinos of Louisiana, Inc. Tunica-Biloxi pursuant to the Guaranty Agreement, dated as of August 7, 1994 in favor of Pitney Bowes Credit Corporation, guaranteeing the debt obligations of the Tunica-Biloxi Tribe of Louisiana; (ii) the guarantees of Company and Grand Casinos of Louisiana, Inc. - Coushatta pursuant to the Guaranty Agreement, dated as of January 31, 1995 in favor of PB Funding Corporation, guaranteeing the lease obligations of the Coushatta Tribe of Louisiana; (iii) the guarantees of Company and Grand Casinos of Louisiana, Inc. - Coushatta pursuant to the Guaranty Agreement, dated as of January 31, 1995 in favor of Sentry Financial Corporation, guaranteeing the lease obligations of the Coushatta Tribe of Louisiana; (iv) the guarantees of Company and Grand Casinos of Louisiana, Inc. - Tunica-Biloxi pursuant to the Commercial Guaranty Agreement, dated as of April 7, 1997 in favor of Cottonport Bank, guaranteeing the debt obligations of the Tunica-Biloxi Tribe of Louisiana; (v) the guarantees of Company and

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


Grand Casinos of Louisiana, Inc. - Coushatta pursuant to the Commercial Guaranty Agreement, dated as of May 1, 1997 in favor of Hibernia National Bank, guaranteeing the debt obligations of the Coushatta Tribe of Louisiana; and (vi) any other guarantees under which Company or any of its subsidiaries has guaranteed the debt or lease obligations of any Indian Tribes. Indian Gaming
Laws: Shall mean (i) the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder; (ii) any state laws and regulations governing gaming operations and facilities on Indian land; and (iii) any tribal ordinances and regulations governing gaming on land within such tribe's jurisdiction.

     Indian Management Agreements: shall mean the management agreements and related collateral and other agreements of the Indian tribes, or of Company or any of its Subsidiaries, relating to (i) Grand Casino Avoyelles; (ii) Grand Casino Coushatta; (iii) Grand Casino Hinckley; and (iv) any other Indian gaming operations.

     Insurance Administration: With respect to each Policy (including Self Insurance Programs) shall include, but not be limited to, the accounting for premiums, retrospectively rated premiums, defense costs, adjuster's fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies; and the reporting to primary and excess insurance carriers of any losses, claims and/or audit exposure in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

     Insurance Proceeds: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

     Insurance Receivable Agreement: The Insurance Receivable Agreement between the Company and Lakes which shall be entered into on or prior to the Distribution Date in substantially the form attached hereto as Exhibit E.

     Insured Claims: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

     IRS: The Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives and attorneys.

     IRS Ruling: The letter ruling issued by the IRS in response to the Ruling Request.

     Lakes Board: The Board of Directors of Lakes.


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     Lakes Bylaws: The Bylaws of Lakes, substantially in the form of Exhibit B, to be in effect at the Distribution Date.

     Lakes Articles of Incorporation: The Articles of Incorporation of Lakes, substantially in the form of Exhibit C, to be in effect at the Distribution Date.

     Lakes Common Stock: The common stock, $.01 par value per share, of Lakes.

     Lakes Group: The meaning specified in the Tax Allocation and Indemnity Agreement.

     Liabilities: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     License Agreement: The Intellectual Property License Agreement between Company and Lakes, which agreement shall be entered into on or prior to the Distribution Date with substantially such terms as are attached hereto as Exhibit D.

     Louisiana Gaming Laws: The Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder.

     Louisiana Gaming License: The Company's license to manage Louisiana-based casinos issued pursuant to Louisiana Gaming Laws.

     MBCA: shall mean the Minnesota Business Corporation Act, as amended from time to time.

     Minnesota Gaming Laws: shall mean the Minnesota Lawful Gambling and Gambling Devices Act and the rules and regulations promulgated thereunder.

     Mississippi Business: The business conducted by Company and its Subsidiaries relating to the management, ownership, operation and development of all of Company's casinos, hotels, related facilities and all other operations located within the State of Mississippi, including the Grand Casino Tunica, Grand Casino Biloxi and Grand Casino Gulfport properties and any operations located outside the State of Mississippi which relate to the Mississippi Group Assets.

     Mississippi Gaming Laws: shall mean the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder.

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


     Mississippi Group: Company and the Mississippi Subsidiaries, collectively.

     Mississippi Group Employees: The meaning specified in the Employee Benefits Allocation Agreement.

     Mississippi Group Assets: (i) All outstanding capital stock of the Mississippi Subsidiaries and all assets of the Mississippi Subsidiaries other than the Non-Mississippi Group Assets; (ii) all cash or cash equivalents generated or derived from the sale or disposition of Mississippi Group Assets prior to the Distribution Date; (iii) the Mississippi Group Books and Records;
(iv) the rights of Company and the Mississippi Subsidiaries insured under the Shared Policies; (v) all of the assets expressly to be retained by, or assigned or allotted to, Company or any of the Mississippi Subsidiaries under this Agreement or the Related Agreements; (vi) the Retained Company Assets ; and
(vii) any other assets of Company and its Subsidiaries used principally in the Mississippi Business; except, in each case, excluding the assets listed on
Schedule 5.

     Mississippi Group Books and Records: The books and records (including computerized records) of Company and the Mississippi Subsidiaries and any other books and records of Company's Subsidiaries which relate principally to the Mississippi Group, are necessary to conduct the Mississippi Business or are required by law to be retained by Company or a Mississippi Subsidiary, including, without limitation: (i) all such books and records relating to Company Employees; (ii) all files relating to any Action being retained by Company as part of the Mississippi Group Liabilities; and (iii) original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Company, the Mississippi Subsidiaries or the Mississippi Business (but not including the Non-Mississippi Group Books and Records, provided that Company shall have access to, and shall have the right to obtain duplicate copies of, the Non-Mississippi Group Books and Records in accordance with the provisions of Article VII).

     Mississippi Group Cash Accounts: The bank accounts of the Mississippi Group as set forth in Schedule 8 hereto.

     Mississippi Group Liabilities: (i) All of the Liabilities of the Mississippi Group under, or to be retained or assumed by Company or any of the Mississippi Subsidiaries pursuant to, this Agreement (including Company's portion of Contingent Company Liabilities and Transaction Liabilities as provided in Section 3.02 herein) or any of the Related Agreements; (ii) all Liabilities for payment of outstanding drafts of Company and its Subsidiaries existing as of the Distribution Date; (iii) the Retained Debt; (iv) all Liabilities of the Mississippi Subsidiaries, other than the Non-Mississippi Group Liabilities; (v) all Actions against Company or its Subsidiaries arising out of, or specifically associated with, any of the Mississippi Group Assets or the Mississippi Business; (vi) the Retained Company Liabilities indicated on
Schedule 4; and (vii) all other Liabilities of Company and its Subsidiaries arising out of, or specifically associated with, any of the Mississippi Group Assets or the Mississippi Business; provided, however, that the Mississippi

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Group Liabilities shall not include (1) the Assumed Debt or (2) any claims, losses, damages, demands, costs, expenses or Liabilities for any Tax (which shall be governed by Sections 6.05 and 9.02 hereof and by the Tax Allocation and Indemnity Agreement).

     Mississippi Subsidiaries: The Subsidiaries of Company specified in Schedule 1 and any other Subsidiaries formed after the date hereof to conduct a portion of the Mississippi Business.

     Nevada Gaming Laws: shall mean the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, and other applicable local regulations.

     Net Cash: The sum of (i) net cash (used in) or provided by financing activities; (ii) net cash (used in) or provided by operating activities; and
(iii) net cash (used in) or provided by investing activities.

     Non-Mississippi Business: The business conducted by Company and its Subsidiaries relating to the management, ownership, operation and development of all Company's casinos, hotels, related facilities and all other operations located outside the State of Mississippi which relate to the Non-Mississippi Group Assets.

     Non-Mississippi Group: Lakes and the Non-Mississippi Subsidiaries, collectively.

     Non-Mississippi Group Assets: (i) All outstanding capital stock of the Non-Mississippi Subsidiaries; (ii) the Assigned Lakes Assets, to the extent in existence on the Distribution Date; (iii) the Non-Mississippi Group Books and Records; (iv) the rights of a Non-Mississippi Subsidiary insured under the Shared Policies; (v) all of the assets expressly to be retained by, or assigned or allocated to, Lakes or any of the Non-Mississippi Subsidiaries under this Agreement or the Related Agreements; (vi) the Assigned Lakes Assets Proceeds; and (vii) any other assets of Company and its Subsidiaries used principally in the Non-Mississippi Business ; except, in each case excluding the assets included on Schedule 3.

     Non-Mississippi Group Books and Records: The books and records (including computerized records) of Lakes and the Non-Mississippi Subsidiaries and any other books and records of Company and its Subsidiaries which relate principally to the Non-Mississippi Group, are necessary to conduct the Non-Mississippi Business, or are required by law to be retained by Lakes or a Non-Mississippi Subsidiary, including, without limitation: (i) all such books and records relating to Transferred Employees; (ii) all files relating to any Action being assumed by Lakes or retained by a Non-Mississippi Subsidiary as part of the Non-Mississippi Group Liabilities; and (iii) original corporate minute books, stock ledgers and certificates, and all licenses, leases, agreements and filings, relating to Lakes, the Non-Mississippi Subsidiaries or the Non-Mississippi Business (but not including the Mississippi Group Books and Records, provided that Lakes shall have access to, and have the right to obtain duplicate copies of, any of the


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

Mississippi Group Books and Records which pertain to the Non-Mississippi Business in accordance with the provisions of Article VII).

     Non-Mississippi Group Cash Accounts: The bank accounts of Non-Mississippi Group as set forth in Schedule 9 hereto.

     Non-Mississippi Group Liabilities: (i) All of the Liabilities of the Non-Mississippi Group under, or to be retained or assumed by Lakes or any of the Non-Mississippi Subsidiaries pursuant to, this Agreement (including Lakes' portion of Contingent Company Liabilities and Transaction Liabilities as provided in Section 3.02 herein) or any of the Related Agreements (including the Assumed Debt); (ii) the Stratosphere Liabilities; (iii) all Liabilities of Lakes and the Non-Mississippi Subsidiaries, other than the Mississippi Group Liabilities; (iv) all Actions against Company or its Subsidiaries arising out of, or specifically associated with, any of the Non-Mississippi Group Assets or the Non-Mississippi Business; (v) the Indian Debt Guarantees; (vi) all other Liabilities of Company and its Subsidiaries arising out of, or specifically associated with, any of the Non-Mississippi Group Assets or the Non-Mississippi Business (including Debt secured by the Non-Mississippi Group Assets); and (vii) the Assigned Lakes Liabilities indicated on Schedule 6; provided, however, that the Non-Mississippi Group Liabilities shall not include (x) any Retained Debt, or (y) any claims, losses, damages, demands, costs, expenses or Liabilities for any Tax (which shall be governed by Sections 6.05 and 9.02 hereof and by the Tax Allocation and Indemnity Agreement).

     Non-Mississippi Subsidiaries: The Subsidiaries of Company specified in
Schedule 2 and any other Subsidiaries formed after the date hereof to conduct a portion of the Non-Mississippi Business.

     Non-Mississippi Subsidiaries Note Guarantees: The guarantees of the Non-Mississippi Subsidiaries of Company Notes and the Bank of America Revolving Credit Facility.

     Non-Mississippi Subsidiaries Note Pledge: The pledge of the outstanding capital stock of the Non-Mississippi Subsidiaries pursuant to Grand Casinos, Inc. Security and Pledge Agreement dated November 30, 1995 by Grand Casinos, Inc. in favor of American Bank National Association (n/k/a Firstar Bank of Minnesota, National Association) and Grand Casinos Resorts, Inc. Security and Pledge Agreement dated November 30, 1995 by Grand Casinos Resorts, Inc. in favor of American Bank National Association (n/k/a Firstar Bank of Minnesota, National Association) relating to the Notes.

     Person: Any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

     Policies: Insurance policies and insurance contracts of any kind relating to the Non-

Mississippi Business or the Mississippi Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile, aircraft, workers' compensation, property insurance, crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights and benefits thereunder.

     Preliminary Transfers: The contribution by Company and its Subsidiaries to Lakes and the Non-Mississippi Subsidiaries, prior to the Distribution, of all of the assets and liabilities of Company and its Subsidiaries comprising the Non-Mississippi Business and such other assets, liabilities and operations as are described herein.

     Privileged Information: All information as to which Company, Lakes or any of their Subsidiaries are entitled to assert the protection of a Privilege.

     Privileges: All privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

     Related Agreements: All of the agreements, instruments, understandings, assignments or other arrangements set forth in writing, which are entered into in connection with the transactions contemplated hereby, including, without limitation, the Conveyancing and Assumption Instruments and the Ancillary Agreements.

     Restricted Payment: (i) the declaration or payment of any dividend or any distribution on account of Lakes' or any of its Subsidiaries' equity interests; or (ii) the purchase, redemption, defeasance or other acquisition or retirement for value of any equity interests of Lakes, without the written consent of Company, which consent can be given or withheld in Company's sole and absolute discretion.

     Retained Company Assets: The assets indicated in Schedule 3.

     Retained Company Liabilities: The liabilities indicated on Schedule 4.

     Retained Debt: The Debt of Company and its Subsidiaries which is to be retained by Company and/or the Mississippi Group Subsidiaries in connection with the Distribution, as determined pursuant to Section 2.09 and not otherwise assigned by or transferred to the Non-Mississippi Group.

     Ruling Request: The private letter ruling request to be filed by Company with the Internal Revenue Service as supplemented and amended from time to time, with respect to certain tax matters relating to the Distribution, the Merger and other related matters.

     SEC: The Securities and Exchange Commission.

     Securities Act: The Securities Act of 1933, as amended.

     Self Insurance Programs: Those self insured programs maintained by Company and/or any of its Subsidiaries prior to the Distribution for the benefit of employees, properties and operating businesses, including without limitation such programs that utilize "fronted policies."

     Senior Notes: The $115 million 9% Series B Notes of Company due 2004.

     Shared Policies: All Policies (including Self Insurance Programs), current or past, which are owned or maintained by or on behalf of Company and/or any of its Subsidiaries or their respective predecessors which insure both the Mississippi Business and the Non-Mississippi Business.

     Stratosphere: Shall mean Stratosphere Corporation and any of its Subsidiaries or Affiliates, including Stratosphere Gaming Corp., and any business or operations conducted by or related to such entities, including the Stratosphere Tower, Casino & Hotel and adjoining retail-entertainment center. Stratosphere Contracts: Shall mean any and all contracts, loan agreements, leases, guaranty agreements, notes, mortgages, indentures, obligations and other agreements relating to Stratosphere, including, without limitation, (a) the Standby Equity Commitment, dated as of March 9, 1995, by and between Company and

     Stratosphere, (b) the Limited Guaranty, dated as of March 28, 1997, by Company for the benefit of each of the beneficiaries listed therein, (c) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Thomas G. Bell, (d) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Andrew S. Blumen, (e) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Robert A. Maheu, (f) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and David R. Wirshing, and (g) the indemnification arrangement described in the Minutes of Company's Board of Directors, dated May 3, 1995, relating to the indemnification of Lyle Berman, Neil Sell and Stanley Taube in connection with their service on the Stratosphere Board of Directors.

     Stratosphere Liabilities: Shall mean any and all Liabilities relating to or arising from Stratosphere, Company's investment in or relationship to Stratosphere and/or the Stratosphere Litigation and/or the Stratosphere Contracts.

     Stratosphere Litigation: Shall mean any and all actions, suits, proceedings, claims, arbitrations or investigations relating to Stratosphere, including the Stratosphere shareholders litigation in the U.S. District Court for the District of Nevada (In re Stratosphere Corporation Securities Litigation -- Master File No. CV-5-96-00708PMP), Grand Casinos, Inc. shareholders litigation in the U.S. District Court for the District of Minnesota (In Re:
Grand Casinos, Inc. Securities Litigation -- Master Filed No. 4-96-890), the Stratosphere shareholders litigation in the Nevada State Court (Victor M. Opitz, et. al. v. Robert E. Stupak, et. al. -- Case No. A363019), the Cohen litigation in the U.S. District Court for the District of Nevada (Henry Cohen, et al. v. Stratosphere Corporation, et. al.-- Case No. A349985), the Stratosphere vacation club litigation in the District Court in Clark County, Nevada (Richard Duncan, et al. v. Bob and Jane Doe Stupak, et al. -- Case No. A370127), the Standby Equity Commitment litigation in the U.S. District Court for the District of Nevada (IBJ Schroeder Bank & Trust Company, Inc. v. Grand Casinos, Inc. -- File No. CV-S-97-01252-DWH), the Stratosphere Noteholder Committee bankruptcy court action in the U.S. Bankruptcy Court for the District of Nevada, Stratosphere Plan of Reorganization in the U.S. Bankruptcy Court for the District of Nevada, the Las Vegas Downtown Redevelopment Agency litigations in the Nevada Supreme Court (City of Las Vegas Downtown Redevelopment Agency v. Crockett, et al. and City of Las Vegas Downtown Redevelopment Agency v. Mouldo, et. al.), a derivative litigation in Hennepin County, Minnesota District Court (Lloyd Drilling, et al. v. Lyle Berman, et al. --Court File No. MC97-002807), and a Stratosphere action for Recovery of Preferential Transfers Pursuant to Sections 547 and 550 of the Bankruptcy Court filed with the Bankruptcy Court against Company, and including any actions, suits, proceedings, claims, arbitrations or investigations relating to the Litigation LLC described in Stratosphere Corporation's Restated Second Amended Plan of Reorganization dated February 26, 1998.

     Subsidiary: With respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity; and (ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

     "Tax" or "Taxes": Shall mean all actual taxes and estimated payment of taxes, charges, fees, imposts, levies and gaming or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment excise, severance, stamp, occupation, property, premium, windfall profits, environmental, disability, registration, alternative or add-on minimum taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and including any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

     Tax Allocation and Indemnity Agreement: The Tax Allocation and Indemnity Agreement between Company and Lakes pursuant to which such parties will provide for the allocation of, and indemnification against, certain tax liabilities, the preparation and filing of certain tax returns and the payment of taxes related thereto and certain related matters, which agreement shall be entered into on or prior to the Distribution Date substantially in the form attached hereto as Exhibit E.

     Tax Returns: The meaning specified in the Tax Allocation and Indemnity Agreement.

     Transaction Liabilities: All liabilities relating to any Action or threatened Action arising out of or pertaining to the transaction contemplated by the Merger Agreement or this Distribution Agreement. " \l 2

     Transferred Corporate Functions: The corporate level and support functions of Company to be contributed to Lakes in connection with the Distribution, as set forth in Schedule 7 hereto. Currently expected to include corporate treasury, accounting (including payroll), internal audit, tax, corporate affairs, legal, human resources and risk management functions (including claims administration), as well as certain purchasing and procurement functions.

     Transferred Employees: The meaning specified in the Employee Benefits Allocation Agreement.

     Section 1.02. Terms Defined Elsewhere in Agreement . Each of the following terms is defined in the Recitals or Section set forth opposite such term:




                 Term                                  Section
                 ----                                  -------
                 Agreement                             Recitals
                 Consents                              4.01
                 Dispute                               9.14
                 Company Indemnitees                   5.02

                 Gaming Co.                            Recitals
                 Hilton                                Recitals
                 Indemnifiable Loss                    5.01
                 Indemnifying Party                    5.03
                 Indemnified Person                    5.03
                 Information                           7.02
                 Insurance Charges                     8.03
                 Lakes                                 Recitals
                 Lakes Indemnities                     5.01
                 Merger                                Recitals
                 MergerSub                             Recitals
                 Third Party Claim                     5.04
                 Transaction Taxes                     6.05

                                   ARTICLE II.
TRANSFER OF ASSETS

    Section 2.01. Transfer of Assets to Lakes. Prior to the Distribution Date, Company shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Lakes and/or the appropriate Non-Mississippi Subsidiaries designated by Lakes of all of Company's and its Subsidiaries' right, title and interest in any Non-Mississippi Group Assets held, on or prior to the Distribution Date, by Company or any Mississippi Subsidiary including:

         (a) a contribution to Lakes of all of the outstanding capital stock of the Non-Mississippi Subsidiaries indicated on Schedule 2;

         (b) subject to the provisions of Section 2.07 and the Insurance Receivable Agreement, transfer of $24 million dollars of cash by Company or any Mississippi Subsidiary to Lakes in order to provide necessary and needed levels of working capital and appropriate reserve for business investment purposes; provided, however, that;

              (i) such amount will be decreased by any amount paid by the Company prior to the Distribution Date in connection with Stratosphere up to a maximum of $8 million, and

              (ii) such amount shall be increased by the Assigned Lakes Assets Proceeds as indicated on Schedule 11.

              (iii) such amount shall be increased by $9,292,339 representing the proceeds received by the Company pursuant to that certain Agreement to Terminate Management Agreement dated as of December 7, 1998 by and between Mille Lacs Gaming Corporation, a Minnesota corporation and wholly-owned subsidiary of the Company and Corporate Commission of the Mille Lacs Bank of Ojibwe relating to the termination of that certain Amended and Restated Management Construction Agreements by and between the Mille Lacs Band of Chippewa Indians and Mille Lacs Gaming Corporation Hinckley Operations dated as of September 10, 1990.

         (c) transfer of the Assigned Lakes Assets, as indicated on Schedule 5, which have not been sold prior to the Distribution Date; and

         (d) transfer of the Transferred Corporate Functions as indicated on
Schedule 7; Section 2.02. Transfers of Assets from Non-Mississippi Subsidiaries to Company or Mississippi Subsidiaries . Prior to the Distribution Date, Lakes shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Company and/or the applicable Mississippi Subsidiaries designated by Company of all of Lakes's and the Non-Mississippi Subsidiaries' right, title and interest in any Mississippi Group Assets held, on or prior to the Distribution Date, by Lakes or any of the Non-Mississippi Subsidiaries, if any.

     Section 2.03. Transfers Not Effected Prior to the Distribution. To the extent that any transfers contemplated by this Article II shall not have been fully effected as of the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed including, without limitation, pursuant to Gaming Laws; provided, however, that Company and Lakes and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Agreement including, without limitation, pursuant to Gaming Laws.

     In the event that any such transfer of assets or Liabilities has not been consummated effective as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as set forth in this
Section 2.03, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

     Section 2.04. Cooperation Re: Assets. In the case that at any time after the Distribution Date, Lakes reasonably determines that any of the Mississippi Group Assets (other than the assets set forth in Schedule 3) are essential for the conduct of the Non-Mississippi Business, or Company reasonably determines that any of the Non-Mississippi Group Assets (other than the assets set forth in Schedule 5) are essential for the conduct of the Mississippi Business, and the nature of such assets makes it impracticable for Lakes or Company, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then Lakes (with respect to the Non-Mississippi Group Assets) and Company (with respect to the Mississippi Group Assets) shall cooperate to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations. However, (a) the usage of such assets by the other party shall not materially interfere with the use of such assets by the party holding such assets; and (b) such assets shall be required to be made available only until such time as the other party can reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations.

     Section 2.05. No Representations or Warranties; Consents. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement, or otherwise, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party; or (b) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement. IT IS ALSO AGREED AND UNDERSTOOD THAT THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF ANY OF THE ASSETS EITHER TRANSFERRED TO OR RETAINED BY THE PARTIES, AS THE CASE MAY BE, AND ALL SUCH ASSETS SHALL BE "AS IS, WHERE IS" AND "WITH ALL FAULTS"; provided, however, that the absence of warranties shall have no effect upon the allocation of Liabilities under this Agreement.

     Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement, any Related Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets, including without limitation, the Gaming Laws. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, including, without limitation, pursuant to the Gaming Laws, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Related Agreements, and shall take all such further reasonable actions as shall be necessary to preserve for each of the Non-Mississippi Group and the Mississippi Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

     Section 2.06. Conveyancing and Assumption Instruments. In connection with the Preliminary Transfers described in Article II and Article III hereof, and the assignment of assets and the assumption of Liabilities contemplated by any Related Agreements, the parties shall execute, or cause to be executed by the appropriate entities, the Conveyancing and Assumption Instruments in such forms as the parties shall reasonably agree. The transfer of capital stock and other equity interests shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entity involved and, to the extent required by applicable law, by notation on public registries.

     Section 2.07. Cash Allocations After the Year-End. Notwithstanding anything to the contrary herein, (i) Net Cash generated after December 31, 1998 from operations of the

Mississippi Business (regardless of whether the Distribution has occurred) shall be retained by Company; (ii) Net Cash generated after December 31, 1998 from operations of the Non-Mississippi Business (regardless of whether the Distribution has occurred) shall be retained by Lakes; and (iii) the allocations of cash set forth in Section 2.08 (a) shall be made as of December 31, 1998.

    Section 2.08.     Cash Allocation; Cash Management.

          (a) Cash Allocation on the Distribution Date. Subject to the provisions of Section 2.01(b) hereof, the allocation between Company and Lakes of all cash bank balances, short-term investments and outstanding checks and drafts of Company and its Subsidiaries recorded per the books of Company and its Subsidiaries shall be in accordance with the following:

               (i) all deposits of cash, checks, drafts or short-term investments made to accounts, other than the Non-Mississippi Group Cash Accounts, after the close of business on the Distribution Date shall be remitted to Company; provided, however, that any such deposits that are erroneously made to such accounts shall be redeposited to the correct accounts as promptly as possible;

               (ii) all deposits of cash, checks, drafts or short-term investments made to the Non-Mississippi Group Cash Accounts after the close of business on the Distribution Date shall be remitted to Lakes and/or the appropriate Non-Mississippi Subsidiary; provided, however, that any such deposits that are erroneously made to such accounts shall be redeposited to the correct accounts as promptly as possible;

               (iii) all cash, other than cash allocated pursuant to Sections 2.01(b), 2.07, 2.08(i) and 2.08(ii), shall be retained by or remitted to Company and/or the appropriate Mississippi Subsidiaries.

          (b) Cash Management After the Distribution Date. All petty cash, depository and disbursement accounts of Company (other than the Non-Mississippi Group Cash Accounts) shall be retained by Company. The Non-Mississippi Group Cash Accounts shall be transferred to Lakes, and Lakes shall establish and maintain a separate cash management system and separate accounting records with respect to the Non-Mississippi Group Business effective as of 12:01 a.m. Minneapolis time on the day following the Distribution Date.

          (c) Ordinary Course Operations. The parties contemplate and agree that the Non-Mississippi Business and the Mississippi Business, including, but not limited to, the administration, payment and collection of accounts payable and accounts receivable, will be conducted in the ordinary course of business and consistent with past practice prior the Distribution Date.

     Section 2.09. Allocation of Debt. Debt will be allocated as follows:

          (a) Debt secured by Mississippi Group Assets, or otherwise specifically associated with the Mississippi Business, will be retained by Company and/or the appropriate Mississippi Subsidiaries. As of the date of this Agreement, such Debt consists of the First Mortgage Notes.

          (b) The Senior Notes will be retained by Company and/or the appropriate Mississippi Subsidiary.

          (c) Debt relating to the Bank of America Revolving Credit Facility will be retained by Company and/or the appropriate Mississippi Subsidiary.

          (d) Any other of Company's unsecured Debt will be Retained Debt.

          (e) Debt secured by any Non-Mississippi Group Assets will be assumed by Lakes and/or the appropriate Non-Mississippi Subsidiaries.

          (f) Notwithstanding anything to the contrary herein, (i) increases (decreases) in Debt incurred (repaid) after December 31, 1998 arising out of operations of the Mississippi Business (regardless of whether the Distribution has occurred) shall be allocated to Company and (ii) increases (decreases) in Debt incurred (repaid) after December 31, 1998 arising out of operations of the Non-Mississippi Business (regardless of whether the Distribution has occurred) shall be allocated to Lakes; and, to the extent such increases (decreases) are not already given effect in the definition of Net Cash, such increases (decreases) shall increase or decrease (as applicable) the Debt allocated to Company or Lakes (as applicable).

     Section 2.10. Ancillary Agreements Between Company and Lakes. On or prior to the Distribution Date, Company and Lakes shall enter into the Ancillary Agreements.

                                  ARTICLE III.
ASSUMPTION AND SATISFACTION OF LIABILITIES

     Section 3.01. Assumption and Satisfaction of Mississippi Business and Non-Mississippi Business Liabilities. From and after the Distribution Date, (a) Lakes shall, and/or shall cause the Non-Mississippi Subsidiaries to, assume, pay, perform and discharge in due course all of the Non-Mississippi Group Liabilities (including the Indian Guarantees and the Stratosphere Liabilities); and; (b) Company shall, and/or shall cause the Mississippi Subsidiaries to, assume, pay, perform and discharge in due course all of the Mississippi Group Liabilities (including the Non-Mississippi Subsidiaries Note Guarantees).

     Section 3.02. Assumption and Satisfaction of Contingent Company Liabilities and

Transaction Liabilities. From and after the Distribution Date, to the extent that there is a Company liability occurring prior to the Distribution Date that is neither a Mississippi Group Liability nor a Non-Mississippi Group Liability and cannot in good faith be allocated by the parties hereto as either a Mississippi Group Liability or a Non-Mississippi Group Liability, including, but not limited to the Liabilities set forth on Schedule 10 attached hereto (all such Liabilities, "Contingent Company Liabilities"), then such Contingent Company Liabilities and all Transaction Liabilities shall be allocated between Company and Lakes on a pro rata basis as provided in Section 3.1(c)(1) of the Merger Agreement and shall be assumed, paid, performed and discharged by each such party based upon such allocation.


                                   ARTICLE IV.
THE DISTRIBUTION

     Section 4.01. Cooperation Prior to the Distribution.

          (a) Lakes and Company shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereof which are appropriate to reflect the establishment of, or amendments to, any employee benefit plans, and other plans contemplated by the Employee Benefits Allocation Agreement.

          (b) Lakes and Company shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

          (c) Lakes and Company shall use all reasonable best efforts to obtain any governmental or third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby, including, without limitation, pursuant to the Gaming Laws ("Consents").

          (d) Lakes and Company will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements including, but not limited to, actions relating to the satisfaction of the conditions indicated in
Section 4.02 hereof.

     Section 4.02. Company Board Action; Conditions Precedent to the Distribution . Company Board shall, in its sole discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a) the transactions contemplated in Article II and Article III shall have been consummated in all material respects;

          (b) the Lakes Board, comprised as contemplated by Section 6.01, shall have been elected by Company, as sole shareholder of Lakes, and the Lakes Articles and Lakes Bylaws shall have been adopted and shall be in effect;

          (c) Company shall have received shareholder ratification of the Distribution at a meeting of shareholders.

          (d) the Merger Agreement shall be in full force and effect and no material breach shall exist thereunder;

          (e) each condition to the consummation of the Merger, other than the condition set forth in Section 8.1(g) of the Merger Agreement relating to the consummation of the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists;

          (f) with respect to the Louisiana Gaming License:

               (i) the Louisiana Gaming License is transferred to Lakes or a Non-Mississippi Subsidiary;

               (ii) the Non-Mississippi Subsidiaries are licensed pursuant to Louisiana Gaming Laws; or

               (iii) Lakes is licensed pursuant to Louisiana Gaming Laws.

          (g) the IRS Ruling shall have been granted in form and substance satisfactory to Company Board, the IRS Ruling shall not have been withdrawn by the IRS and the representations made to the IRS therein shall be true in all material respects;

          (h) the Form 10 shall have been declared effective by the SEC;

          (i) the Lakes Common Stock shall have been approved for trading on the NASDAQ National Market (or such other securities exchange comprising the principal securities exchange or market on which the Lakes Common Stock is listed or traded), subject to official notice of issuance;

          (j) each of Lakes and Company shall have executed and delivered the Related Agreements to which it is a party and each of the transactions contemplated by the Related Agreements to be consummated on or prior to the Distribution Date shall have been consummated;

          (k) all necessary regulatory approvals and consents of third parties shall have been received, including, without limitation, pursuant to the Gaming Laws, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Company or Lakes;

          (l) the Board of Directors of Company shall be satisfied that (i) at the time of the Distribution and after giving effect to the Distribution and the transactions contemplated under the Related Agreements, Company will not be insolvent (in that, both before and immediately following the Distribution, (1) the fair market value of Company's assets would exceed Company's liabilities,
(2) Company would be able to pay its liabilities as they mature and become absolute and (3) Company would not have unreasonably small capital with which to engage in its business); and (ii) the Distribution would be permitted under the MBCA; and at the Board of Directors' discretion, Company shall have received the opinion of a financial advisor or other appraisal or valuation expert selected by Company, in form and substance satisfactory to Company, as to the matters set forth in clauses (1) through (3) above, and such opinion shall not have been withdrawn;

provided, however, that (x) any such condition may be waived by Company Board in its sole discretion, and (y) the satisfaction of such conditions shall not create any obligation on the part of Company or any other party hereto to effect the Distribution or in any way limit Company's power of termination set forth in
Section 9.08 or alter the consequences of any such termination from those specified in such Section.

     Section 4.03. The Distribution. On the Distribution Date, or as soon thereafter as practicable, subject to the conditions and rights of termination set forth in this Agreement, Company shall deliver to the Agent, for the benefit of the Holders, a share certificate representing all of the then outstanding shares of Lakes Common Stock owned by Company, endorsed in blank, and shall instruct the Agent to distribute to each Holder, on or as soon as practicable following the Distribution Date, a certification, or if requested by such Holder, a certificate, representing one share of Lakes Common Stock for every four shares of Company Common Stock so held or, such number of shares that may be issued pursuant to a stock split, stock or dividend, of the Lakes Common Stock prior to, or simultaneously with, the Distribution Date. Lakes agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

                                   ARTICLE V.
INDEMNIFICATION

         Section 5.01. Indemnification by Company. Company shall indemnify, defend and hold harmless Lakes and each of the Non-Mississippi Subsidiaries, and each of their respective past or present directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Lakes Indemnitees") from and against any and all losses, Liabilities, damages and expenses (including, without limitation, the reasonable costs and expenses, including reasonable attorneys' fees in connection with any such investigations, Actions, or threatened Actions) (collectively, "Indemnifiable Losses" and, individually, an "Indemnifiable Loss") incurred or suffered by any of the Lakes Indemnitees and arising out of or due to the failure or alleged failure of Company, any Mississippi Subsidiary, or any of their respective Affiliates to (a) pay, perform or otherwise discharge in due course any of the Mississippi Group Liabilities, or (b) comply with the provisions of Section 6.04 hereof.

         Section 5.02. Indemnification by Lakes. Lakes shall indemnify, defend and hold harmless Company and each of the Mississippi Subsidiaries, and each of their respective past or present directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Company Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of Company Indemnitees and arising out of or due to the failure or alleged failure of Lakes, any Non-Mississippi Subsidiaries, or any of their respective Affiliates to (a) pay, perform or otherwise discharge in due course any of the Non-Mississippi Group Liabilities; or (b) comply with the provisions of Section 6.04 hereof.

         Section 5.03. Insurance Proceeds. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnified Person") pursuant to Section 5.01 or Section 5.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Indemnifiable Loss. If an Indemnified Person shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Person shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

     Section 5.04. Procedure for Indemnification.

          (a) If an Indemnified Person shall receive written notice of the assertion by a Person (including, without limitation, any Governmental Authority) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third-Party Claim"), such Indemnified Person shall give the Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnified Person to give notice as required by this Section
5.04 shall not relieve the Indemnifying Party of its obligations under this
Article V, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnified Person.

          (b) Within 15 days of the receipt of notice from an Indemnified Person in accordance with Section 5.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Person of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnified Person of its election within 15 days after receipt of such notice from the Indemnified Person, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim). An election not to assume responsibility for such Third-Party Claim may only be made in the event of a good faith dispute that a Third-Party Claim is not covered as an Indemnifiable Loss under the grounds specified in Section 5.01 or 5.02, as the case may be. Subject to Section 5.04(e) hereof, an Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by counsel reasonably satisfactory to the Indemnified Person, any Third-Party Claim, provided that (i) the Indemnifying Party must confirm in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Third-Party Claim; and (ii) no compromise or settlement shall be made without the prior written consent of the Indemnified Person, which consent shall not be reasonably withheld.

          (c) In the event that the Indemnifying Party elects to assume responsibility for the Third-Party Claim, pursuant to Section 5.04(b) above, (i) the Indemnified Person shall cooperate in the defense or settlement or compromise of such Third-Party Claim, including making available to the Indemnifying Party any personnel and any books, records or other documents within the Indemnified Person's control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party claim; and (iii) the Indemnifying Party shall consider, in good faith, the opinions and suggestions of the Indemnified Person with respect to the

 Third-Party Claim.

               After notice from an Indemnifying Party to an Indemnified Person of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Person under this
Article V for any legal or other costs or expenses (except costs or expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Persons and in such Indemnified Persons' reasonable judgment a conflict of interest between such Indemnified Persons and such Indemnifying Party exists in respect of such claim, such Indemnified Persons shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

          (d) If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim the Indemnified Person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnified Person may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement, and to then assume all past and future responsibility for the claim, including immediately reimbursing the Indemnified Person for prior expenditures in connection with the claim; (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnified Person may, in its sole discretion, proceed with the settlement and the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement; (iii) to approve and pay the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnified Person's right to indemnity; or (iv) to approve and pay the settlement. In the event the Indemnifying Party makes no response to such written notice, the Indemnifying Party shall be deemed to have elected option
(ii). When the Indemnifying Party chooses or is deemed to have chosen option
(ii) or (iii), the issue of whether the Indemnified Person has a right to indemnity under this Article V shall be resolved by arbitration pursuant to the provisions of Section 9.14 hereof. If the Indemnifying Party does not prevail at such arbitration, the Indemnifying Party shall promptly reimburse the Indemnified Person for all Indemnifiable Losses, plus interest on such amounts at the lower of (i) 10% or (ii) the highest legal interest rate, accruing from the date of payment by the Indemnified Person.

          (e) Notwithstanding the foregoing, if an Indemnified Person reasonably and in good faith determines that (i) the Indemnifying Party is not financially capable to defend a Third-Party Claim and to provide full indemnification with respect to any settlement thereof or (ii) the Indemnifying Party or such Indemnifying Party's attorney is not adequately representing the Indemnified Person's interests with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim and the Indemnifying Party shall remain responsible for, and be bound by the resolution of, such Third-Party Claim.

          (f) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Person to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnified Person shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

          (g) In addition to any adjustments required pursuant to Section 5.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Party.

          (h) In the event of payment by an Indemnifying Party to any Indemnified Person in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable. Such Indemnified Person shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          (i) For so long as Surviving Corporation (as defined in the Merger Agreement) is required to provide indemnification to any of the Indemnified Persons (as defined in the Merger Agreement), Lakes shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment. If Lakes is unable, within 15 days of request, to repay in full any claim made for indemnification by Company or any of its Affiliates pursuant to this Agreement or the Merger Agreement, then for so long as any such claim or any other claim for indemnification made by Company or any of its Affiliates remains unpaid, Lakes shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any indebtedness.

          (j) Prior to the Distribution Date, Company and Lakes shall enter into a Collateral Trust Agreement and a Pledge and Security Agreement. Company is hereby entitled to all the rights and benefits under those agreements in order to secure Lakes' indemnification obligations under this Agreement, the Related Agreements and the Merger Agreement.

     Section 5.05. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnified Person of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     Section 5.06. Survival of Indemnities. The obligations of each of Lakes and Company under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

                                   ARTICLE VI.
CERTAIN ADDITIONAL MATTERS

     Section 6.01. Lakes Board. Lakes and Company shall take all actions which may be required to appoint as officers and directors of Lakes those persons named in the Form 10 (as may be altered or supplemented prior to the date hereof by Company Board and the Lakes Board) to constitute, effective as of the Distribution Date, the officers and the directors of Lakes.

     Section 6.02. Resignations; Company Board. Lakes shall cause all of its directors and the Transferred Employees to resign, effective as of the Distribution Date, from all boards of directors or similar governing bodies of Company or any of the Mississippi Subsidiaries on which they serve, and from all positions as officers or employees of Company or any of the Mississippi Subsidiaries in which they serve. Company shall cause all of its directors and the Mississippi Group Employees to resign from all boards of directors or similar governing bodies of Lakes or any of the Non-Mississippi Subsidiaries on which they serve, and from all positions as officers or employees of Lakes or any of the Non-Mississippi Subsidiaries in which they serve.

     Section 6.03. Lakes Certificate and Bylaws. On or prior to the Distribution Date, Lakes shall adopt the Lakes Articles and the Lakes Bylaws, and shall file the Lakes Articles with the Secretary of State of the State of Minnesota. Company shall provide all necessary shareholder approvals for the Lakes Articles prior to the filing of the Lakes Articles with the Secretary of State of the State of Minnesota.

     Section 6.04. Certain Post-Distribution Transactions. Each of Company and Lakes shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with each representation, covenant and statement made, or to be made, to any taxing authority in connection with the IRS Ruling or any other ruling obtained, or to be obtained, by Company and Lakes acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement.

     Section 6.05. Sales and Transfer Taxes. Company and Lakes agree to cooperate to determine the amount of sales, transfer or other Taxes (including, without limitation, all real estate, patent, trademark and transfer taxes and recording fees, but excluding any Income Taxes, as defined in the Tax Allocation and Indemnity Agreement) incurred in connection with the Distribution and other transactions contemplated by the Agreement (the "Transaction Taxes"). Company agrees to file promptly and timely the Tax Returns for such Transaction Taxes and Lakes will join in the execution of any such Tax Returns or other documentation. Financial responsibility for payment of all such Transaction Taxes shall be allocated between Company and Lakes on a pro rata basis as provided in Section 3.1(c)(1) of the Merger Agreement.

     Section 6.06. Settlement of Intercompany Accounts. All accounts between the Company and the Non-Mississippi Subsidiaries and accounts between Mississippi Subsidiaries and the Non-Mississippi Subsidiaries shall be paid in full and settled prior to the Distribution Date and to the extent that such accounts exist prior to the Distribution Date, shall be deemed to be a capital contribution or dividend to such entity, provided, however, that nothing contained in this Section 6.06 shall affect the (i) transfer of assets pursuant to Article II, (ii) the assumption and satisfaction of Liabilities pursuant to
Article III or (iii) the indemnification provisions related to the parties pursuant to this Agreement and the Merger Agreement.

                                  ARTICLE VII.
ACCESS TO INFORMATION AND SERVICES

     Section 7.01.  Provision of Corporate Records.

            (a) Except as may otherwise be provided in a Related Agreement, Company shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at Lake's cost) to Lakes of the Non-Mississippi Group Books and Records in its possession, except to the extent such items are already in the possession of Lakes or a Non-Mississippi Subsidiary. The Non-Mississippi Group Books and Records shall be the property of Lakes, but the Non-Mississippi Group Books and Records that reasonably relate to Company or the Mississippi Business shall be available to Company for review and duplication until Company shall notify Lakes in writing that such records are no longer of use to Company.

            (b) Except as may otherwise be provided in a Related Agreement, Lakes shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at Company's cost) to Company of the Mississippi Group Books and Records in its possession, except to the extent such items are already in the possession of Company or a Mississippi Subsidiary. The Mississippi Group Books and Records shall be the property of Company, but the Mississippi Group Books and Records that reasonably relate to Lakes or the Non-Mississippi Business shall be available to Lakes for review and duplication until Lakes shall notify Company in writing that such records are no longer of use to Lakes.

     Section 7.02. Access to Information. Except as otherwise provided in a Related

Agreement, from and after the Distribution Date, Company shall afford to Lakes and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within Company's possession or control, insofar as such access is reasonably required by Lakes for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information.

     Similarly, except as otherwise provided in a Related Agreement, Lakes shall afford to Company and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Lakes's possession or control, insofar as such access is reasonably required by Company for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this Article VII for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     Section 7.03. Production of Witnesses. At all times from and after the Distribution Date, each of Lakes and Company shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' present and past officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

     Section 7.04. Corporate Services. The parties hereto shall enter into a corporate services agreement to the extent Lakes requires corporate services to be provided to it following the Distribution Date. The services shall be provided for up to one year following the Distribution Date at a fee equal to the fair value for such services. The corporate services agreement shall be negotiated on an arms-length basis. The final cost, types and scope of services to be provided shall be subject to the approval of Company, such approval not to be unreasonably withheld.

     Section 7.05. Reimbursement. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witnesses to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witnesses. Notwithstanding the foregoing, the parties acknowledge that a party providing Information or witnesses shall not be entitled to receive reimbursement of salary or other compensation expenses relating to any employees providing such Information or acting as such witnesses.

     Section 7.06. Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Lakes and Company may destroy or otherwise dispose of any of the Information which is material Information and is not contained in other Information retained by the other, only after the later to occur of (a) all applicable statutes of limitations (including any waivers or extensions thereof) with respect to Tax Returns which Company or Lakes, as the case may be, may be obligated to file on behalf of any member of the Lakes Group or any member of Company Group, as the case may be; and (b) any retention period required by law or pursuant to any record retention agreement, provided, however, that prior to such destruction or disposal, (x) it shall provide no less than 90 or more than 120 days advance written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (y) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

     Section 7.07. Confidentiality. Each of Company and its Subsidiaries on the one hand, and Lakes and its Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party; or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between the Mississippi Group and the Non-Mississippi Group, (y) any contractual agreement to which members of the Mississippi Group or the Non-Mississippi Group are currently parties, or (z) in exercise of either party's rights hereunder.

     Section 7.08. Privileged Matters. Lakes and Company recognize that certain legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both the Mississippi Group and the Non-Mississippi Group and that both the Mississippi Group and the Non-Mississippi Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

          (a) Company shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Mississippi Group, whether or not the Privileged Information is in the possession of or under the control of Company or Lakes. Company shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Mississippi Group Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Company or a Mississippi Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Company or Lakes.

          (b) Lakes shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Non-Mississippi Group, whether or not the Privileged Information is in the possession of or under the control of Company or Lakes. Lakes shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Non-Mississippi Group Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Lakes or a Non-Mississippi Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Company or Lakes.

          (c) Lakes and Company agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Lakes and Company, or in respect of which both Lakes and Company retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

          (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other party requesting such consent.

          (e) In the event of any litigation or dispute between a member of the Mississippi Group and a member of the Non-Mississippi Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Mississippi Group and the Non-Mississippi Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

          (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

          (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

          (h) The transfer of the Non-Mississippi Group Books and Records and the Mississippi Group Books and Records and other Information between Company and its Subsidiaries and Lakes and its Subsidiaries is made in reliance on the agreement of Lakes and Company, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to Information being granted pursuant to Sections 7.01 and 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof and the transfer of Privileged Information between Company and its Subsidiaries and Lakes and its Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

                                  ARTICLE VIII.
INSURANCE

    Section 8.01. Policies and Rights Included Within the Non-Mississippi Group Assets. Without limiting the generality of the definition of the Non-Mississippi Group Assets or the effect of Section 2.01, the Non-Mississippi Group Assets shall include any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Non-Mississippi Business or, to the extent any claim is made against Lakes or any of its Subsidiaries, the Mississippi Businesses, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

    Section 8.02. Policies and Rights Included Within the Mississippi Group Assets. Without limiting the generality of the definition of the Mississippi Group Assets or the effect of Section 2.01 and except as provided in the Insurance Receivable Agreement, the Mississippi Group Assets shall include any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Mississippi Business or, to the extent any claim is made against Company or any of the Mississippi Subsidiaries, the Non-Mississippi Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

    Section 8.03.     Administration and Reserves.

         (a) General. Notwithstanding the provisions of Article III, but subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

               (i) Company shall be responsible for the Insurance Administration of the Shared Policies; provided, however, that the administration of the Shared Policies by Company is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies including, but not limited to, Lakes or any of its Subsidiaries or Affiliates;

              (ii) Lakes shall be entitled to any reserves established by Company or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Non-Mississippi Group Liabilities; and

              (iii) Company shall be entitled to any reserves established by Company or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Mississippi Group Liabilities.

         (b)  Insurance Premiums.

              (i) Lakes shall have the right but not the obligation to pay the premiums, to the extent that Company does not pay premiums with respect to Mississippi Group Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, whereupon Company shall forthwith reimburse Lakes for that portion of such premiums paid by Lakes as are attributable to the Mississippi Group Liabilities.

              (ii) Company shall have the right but not the obligation to pay the premiums, to the extent that Lakes does not pay premiums with respect to Non-Mississippi Group Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, whereupon Lakes shall forthwith reimburse Company for that portion of such premiums paid by Company as are attributable to the Non-Mississippi Group Liabilities.

         (c) Allocation of Insurance Proceeds. Except as provided in the Insurance Receivable Agreement, Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Lakes with respect to the Non-Mississippi Group Liabilities and to Company with respect to the Mississippi Group Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims taking into account their relative contributions towards premiums and the Insurance Proceeds used by each party to satisfy Insured Claims. The parties agree to use their reasonable best efforts to cooperate with respect to insurance matters.

          (d) Insurance Charges.

                   (i) Notwithstanding anything to the contrary contained herein, Lakes or an appropriate Non-Mississippi Subsidiary assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges as appropriate (collectively "Insurance Charges"), whenever arising, which become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Lakes or a Non-Mississippi Subsidiary for charges which relate to the period before the Distribution Date. In the event that Lakes or a Non-Mississippi Subsidiary fails to pay any insurance charges when due and payable, whether at the request of the party entitled to payment or upon demand by Company or a Mississippi Subsidiary, Company or a Mississippi Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of Lakes or a Non-Mississippi Subsidiary and thereafter Lakes shall forthwith reimburse Company or such Mississippi Subsidiary for such payment.

                   (ii) Notwithstanding anything to the contrary contained herein, Company or an appropriate Mississippi Subsidiary assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any Insurance Charges, whenever arising, which become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Company or a Mississippi Subsidiary for charges which relate to the period before the Distribution Date. In the event that Company or a Mississippi Subsidiary fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Lakes or a Non-Mississippi Subsidiary, Lakes or a Non-Mississippi Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of Company or a Mississippi Subsidiary and thereafter Company shall forthwith reimburse Lakes or such Non-Mississippi Subsidiary for such payment.

          Section 8.04. Agreement for Waiver of Conflict and Shared Defense . In the event that Insured Claims of both Lakes and Company exist relating to the same occurrence, Lakes and Company agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                                   ARTICLE IX.
MISCELLANEOUS

     Section 9.01. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.02. Tax Allocation and Indemnity Agreement; After-Tax Payments.

              (a) Other than as provided in this Section 9.02 and Section 6.05, this Agreement shall not govern any Tax matter, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Allocation and Indemnity Agreement.

              (b) If, at the time Lakes is required to make any payment to Company under this Agreement, Company owes Lakes any amount under the Tax Allocation and Indemnity Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if, at the time Company is required to make any payment to Lakes under this Agreement, Lakes owes Company any amount under the Tax Allocation and Indemnity Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

     Section 9.03. Expenses. Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. In addition, it is understood and agreed that Lakes shall pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with the preparation, printing and filing of the Form 10.

     Section 9.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of laws.

     Section 9.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                     if to Company, to
                                     Gaming Co., Inc.
                                     3930 Howard Hughes Parkway, 4th Floor
                                     Las Vegas, Nevada 89109
                                     Attn: General Counsel Facsimile:
                                     (702) 699-5179

                                     if to Lakes, to
                                     Lakes
                                     130 Cheshire Lane
                                     Minnetonka, MN 55305
                                     Attn: Chief Executive Officer
                                     Facsimile: (612) 449-7003

     Section 9.06. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.07. Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.08. Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of Company Board without the approval of Lakes's or of Company's stockholders. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

     Section 9.09. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

     Section 9.10. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

     Section 9.11. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Article", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

     Section 9.12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.13. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     Section 9.14. Arbitration of Disputes.

            (a) Any dispute, controversy or disagreement ("Dispute") between the Parties related to the obligations of the parties under this Agreement in respect of which an amicable resolution cannot be reached shall be submitted for mediation to a committee made up of an equal number of non-common members of each company's Board of Directors ("Committee"). If the parties are unable to reach an amicable resolution of a Dispute within thirty days after submission to the Committee, then, to the maximum extent allowed by law, the Dispute shall be submitted and resolved by final and binding arbitration in Minnesota or Mississippi or as the parties may agree upon; provided, however, that any party may seek injunctive relief and enforcement of any award rendered pursuant to the arbitration provisions of this Section 9.14 by bringing a suit in any court of competent jurisdiction. Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement was sought and application may be made to such court for judicial acceptance of the award and order of enforcement. The fees and expenses of arbitration (including reasonable attorneys' fees) shall be paid by the party that does not prevail in such arbitration.

            (b) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

            (c) Specific Performance. Nothing contained in this Section 9.14 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 9.14. The parties agree that any legal remedy available to a party with respect to a breach of this Section 9.14 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 9.14.

          (d) Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the federal and state courts located in the State of Minnesota for all purposes under this Agreement.

          (e) Confidentiality. Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

     Section 9.15. Prompt Payment. Where the terms of this Agreement require payment of an amount "as promptly as possible," "as soon as practicable," or "as soon as possible," following a specified event, occurrences or date, such payment shall be made no later than five (5) business days after such event, occurrence or date.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, Company and Lakes have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                               GRAND CASINOS, INC.



                               By:     /s/ Thomas J. Brosig
                               Its:     President and Chief Executive Officer


                               LAKES GAMING, INC.



                               By:     /s/ Timothy J. Cope
                               Its:     Chief Financial Officer

                                   SCHEDULE 1


                            MISSISSIPPI SUBSIDIARIES


                 - Grand Casinos Resorts, Inc.
                 - Grand Casinos of Mississippi, L.L.C. - Gulfport
                 - Grand Casinos of Mississippi, Inc. - Biloxi
                 - Grand Casinos Biloxi Theater, Inc.
                 - Grand Casinos Mississippi Development, Inc.
                 - GCG Resorts I, LLC
                 - BL Resorts I, LLC
                 - BL Development Corp.
                 - BL Utility Corp
                 - Grand Media Buying, Inc.
                 - GCA Acquisition Subsidiary, Inc.


                 Subsidiaries of GCA Acquisition Subsidiary, Inc.

                 (i)     Riverfront Renaissance Corp.
                 (ii)    Dells Development Corp.
                 (iii)   Gulf Coast Vehicle Services, Inc.
                 (iv)    Mississippi Delta Gaming Company
                 (v)     Gaming Corporation of America - Bay St. Louis, Inc.
                 (vi)    Golden Nickel Casinos, Inc.

                                   SCHEDULE 2


                          NON-MISSISSIPPI SUBSIDIARIES


                  - Grand Resorts de Mexico, S.A. de C.V.
                  - Grand Casinos Ontario, Inc.
                  - Grand Casinos & Resorts of Canada, Inc.
                  - Grand Casinos Nevada I, Inc.
                  - Mille Lacs Gaming Corporation
                  - Grand Casinos Louisiana, L.L.C. - Tunica-Biloxi
                  - Grand Casinos of Louisiana, L.L.C. - Coushatta

          Subsidiaries of Grand Casinos of Louisiana, Inc. - Coushatta

                              (i)  Magnum Investments of Lake Charles, Inc.

                                      (1)  R&W Investments of Lake Charles, Inc.

                  - Grand Casinos Pechanga, Inc.
                  - Grand Casinos Washington, Inc.
                  - Grand Media & Electronics Distributing, Inc.
                  - Grand Casinos & Resorts of Canada, Inc.
                  - Riverside Entertainment Corporation

                                   SCHEDULE 3


                             RETAINED COMPANY ASSETS



1. Grand Electronics accounts receivable - amounts due from Mississippi entities and corresponding reserves if any

2.  Employee loan receivable - loans due from associates

3. Miscellaneous accounts receivable relating to ordinary course of business matters

4.  Mississippi Business related deferred taxes

5. Interest receivable on cash and investments held in financial institutions on behalf of Mississippi Business

6. Interest receivable from Mississippi subsidiaries, as listed on Schedule 1, on intercompany receivables/notes receivable

7.  Interest receivable on Lady Luck note receivable

8.  Retail sample inventory relating to the Mississippi Business

9.  Prepaid aviation and workers' compensation insurance

10. Prepaid rent relating to the aircraft

11. Prepaid expenses relating to Mississippi Business

12. Furniture and equipment, and related accumulated depreciation, retained at the Mississippi corporate office

13. Intercompany notes receivable from Mississippi Subsidiaries, as listed on
    Schedule 1

14. Notes receivable relating to Mississippi Business

15. Debt issuance costs and related accumulated amortization relating to $100 million Bank of America Capital lease Financing, $450 million First Mortgage Notes, and $115 million Senior Unsecured Notes

16. Investment in subsidiaries - Grand Casino Resorts, Inc.

17. Investment in corporate bonds.

18. Intercompany receivables due from Mississippi Subsidiaries

19. All real property as set forth on Schedule 4.14 to the Merger
    Agreement, listed under the captions "Gulfport Properties Owned by Grand Casinos, Inc. or Subsidiaries," "Biloxi Properties Owned by Grand Casinos, Inc. or Subsidiaries," "Tunica Properties Owned by BL Development Corp.," "Gulfport Properties Leased by Grand Casinos, Inc. or Subsidiaries," "Biloxi Properties Leased by Grand Casinos, Inc. or Subsidiaries" and "Tunica Properties Leased by BL Development Corp.," and, including, with respect to the caption "Miscellaneous Properties Owned by Grand Casinos, Inc. or Subsidiaries," the Bay St. Louis, Mississippi property.

                                 SCHEDULE 4


                        RETAINED COMPANY LIABILITIES


1.     Accounts payable specific to operation of Mississippi Business

2.     Accrued payroll and related items relating to Mississippi Business

3. Accrued interest on $450 million First Mortgage Notes, $115 million Senior Unsecured Notes, and $100 million Bank of America Capital Lease Financing

4.     State income taxes payable relating to Mississippi Business

5. Accrued expenses for general items, directors fees, health insurance and contributions

6.     Deferred income taxes relating to Mississippi Business

7.     $450 million First Mortgage Notes

8.     $115 million Senior Unsecured Notes

9.     Any outstanding balance on $100 million Bank of America Capital Lease
       Financing

10.    Accrued accounting and legal expenses relating to Mississippi Business

                                   SCHEDULE 5


                              ASSIGNED LAKES ASSETS


1. Investment securities beneficially owned by Company of the following companies:

    a)       New Horizon Kids Quest, Inc. - 875,000 Shares of Common Stock
    b) Innovative Gaming Corporation of America - Includes 1,026,000 Shares of Common Stock and Warrant to purchase 102,500 Shares of Common Stock

2.  Forty Nine (49%) percent LLC Interest in TRAK 21 Development, LLC

3. The Company's leasehold improvements, furniture, fixtures and equipment retained at the Company's Minnetonka corporate headquarters

4. Accounts receivable relating to leases located at 13705 and 13805 First Avenue North, Plymouth, Minnesota.

5. The Mortgage, Security Agreement and Fixture Financing Statement by Hinckley Holding Co., as Mortgagor, to Grand Casinos, Inc., as Mortgagee, to Secure Guaranty dated October 1, 1996 as such Agreement may be amended from time to time.

6. That certain Term Promissory Note given by the Corporate Commission of the Mille Lacs Bank of Ojibwe Indians in favor of Grand Casinos, Inc. and dated October 16, 1996 issued pursuant to that certain Master Trust Indenture dated as of October 1, 1996 between the Corporate Commission of the Mille Lacs Bank of Ojibwe Indians and First Trust National Association dated as of October 1, 1996.

7. That certain Pledge Agreement by and between the Corporate Commission of the Mille Lacs Band of Ojibwe Indians and Grand Casinos, Inc. entered into pursuant to that certain Stock Purchase Agreement between the same parties whereby the Corporate Commission of the Mille Lacs Band of Ojibwe Indians purchased, from Grand Casinos, Inc., all of the outstanding shares of Hinckley Holding Co.

8.  $50,000,000 Stratosphere Note Receivable and Related Allowances.

9. Prepaid rent, insurance and expenses relating to the Company's existing office facilities at 130 Cheshire Lane, Minnetonka, Minnesota

10. Prepaid Directors' and Officers' Insurance

11. Grand planning and development accounts receivable from Grand Casino - Coushatta, Grand Casino - Avoyelles, Grand Casino - Hinckley and Grand Casino Mille Lacs

12. Stratosphere accounts receivable

13. Deferred taxes relating to Non-Mississippi Business.

14. Investment in Grand Casino & Resorts of Canada, Inc.

15. Partnership interest in Grand National Golf Limited Partnership which will be transferred after the Distribution Date

16. Company stock of those companies indicated in Schedule 4.2 of the Merger Agreement other than Subsidiaries of Grand Casinos, Inc.

17. Casino development relating to Delta Downs in Louisiana

18. Checking account relating to Grand Casinos and Resorts of Canada, Inc.

19. All real property set forth on Schedule 4.14 to the Merger Agreement, listed under the caption "Miscellaneous Properties Owned by Grand Casinos, Inc. or Subsidiaries," except for the Bay St. Louis,
    Mississippi property, and under the caption "Miscellaneous Properties Leased by Grand Casinos, Inc. or Subsidiaries."

20. Prepaid expense relating to Nevada gaming license

21. Interest receivable on cash and investments held in financial institutions on behalf of Non-Mississippi Business

22. Inventory relating to Non-Mississippi Business consisting primarily of retail samples

23. That certain Promissory Note dated November 16, 1993 in the principal amount of $100,000 payable by Kenneth Cuthbertsun to the order of Gaming Corporation of America, as amended.

                                 SCHEDULE 6


                         ASSIGNED LAKES LIABILITIES


1.     Office building leases relating to:

       a) Company's existing office facilities at 130 Cheshire Lane, Minnetonka, Minnesota 55305

       b) Lease relating to 13805 First Avenue North, Suite 100, Plymouth, Minnesota 55441

2.     Accrued accounting and legal expenses relating to Non-Mississippi
       Business

3.     Accrued real estate tax relating to Non-Mississippi Business

4.     Stratosphere accounts payable

5.     Deferred income tax payable relating to Lakes

6.     State income taxes payable relating to Non-Mississippi Business.

7.     Accounts payable relating to Non-Mississippi Business

8. All of Grand's rights and obligations with respect to that certain Commercial Guaranty Agreement made and entered into effective as of April 7, 1997 by Grand and Grand Casinos of Louisiana, Inc. -- Tunica-Biloxi ("Tunica-Biloxi" or a "Guarantor") in favor of The Cottonport Bank ("Cottonport") guaranteeing the indebtedness of the Tunica-Biloxi Tribe of Louisiana.

9. All of Grand's rights and obligations with respect to that certain Subordination Agreement granted by Grand in favor of Cottonport and entered into as of April 7, 1997.

10. All of Grand's rights and obligations with respect to that certain Agreement made and entered into effective as of May 1, 1997 by Grand and Grand Casinos of Louisiana, Inc. - Coushatta ("Coushatta") guaranteeing the indebtedness of the Coushatta Tribe of Louisiana and the Coushatta Tribe of Louisiana Building Authority.

11. All of Grand's rights and obligations with respect to that certain Subordination Agreement granted by Grand in favor of Hibernia and entered into as of May 1, 1997.

12. All of Grand's rights and obligations with respect to that certain Subordination Agreement granted by Grand in favor of Hibernia and entered into as of December 17, 1997.
13. All of Grand's rights and obligations with respect to that certain Second Equipment Loan Subordination Agreements entered into as of December 18, 1998 by Grand and Coushatta in favor of Hibernia.

14. All of Grand's rights and obligations with respect to that certain Intercreditor Agreement dated as of December 18, 1998 between Hibernia, Grad and Coushatta and the Equipment Loan Collateral Documents, the Hotel Loan Collateral Documents and the Indemnity Collateral Documents (all as defined in Schedule 1 to the Intercreditor Agreement).

                                   SCHEDULE 7


                         TRANSFERRED CORPORATE FUNCTIONS


                                      None

                                   SCHEDULE 8


                         MISSISSIPPI GROUP CASH ACCOUNTS


                               GRAND CASINO BILOXI
         PEOPLES BANK, BILOXI, MS                                      US BANK, HAVRE, MT
Casino Depository                   1480938                        Accounts Payable  150080649349
Credit Card Depository              1504158
Payroll                             1495506
Jackpot Disbursement                1480946


                              GRAND CASINO GULFPORT

         HANCOCK BANK, GULFPORT, MS                                      US BANK, HAVRE, MT
Casino Depository                   10178608                       Accounts Payable  150080649356
Credit Card Depository              10622532
Payroll                             10178659
Jackpot Disbursement                10178632


                               GRAND CASINO TUNICA

         TRUSTMARK BANK, JACKSON, MS                                   US BANK, HAVRE, MT
Casino Depository                   8606996284                     Accounts Payable  150080649372
Credit Card Depository              8606996334
Payroll                             8606996268
Jackpot Disbursement                8606996292
Medical Claims Disbursement         1006965305


                                   GRAND IMAGE

         US BANK, HAVRE, MT
Accounts Payable                    150080649364


SCHEDULE 9


NON-MISSISSIPPI GROUP CASH ACCOUNTS


         US BANK, HAVRE, MT
Grand Media Accounts Payable        150080649331

                                   SCHEDULE 10

                         CONTINGENT COMPANY LIABILITIES


1.    William H. Poulos v. Grand Casinos, Inc. et. al. (Slot Machine Class
      Action).

2.    William H. Poulos, et. al. v. Caesars World, Inc. et. al.
      (Case No.C.V-S-94-11236-DAE).

3. Potential action by Richard Verlaque, a former Executive Vice President of Company, to compel Company to enter into a Settlement and Release Agreement with him regarding his employment with Company as a full and final resolution of all disputes arising therefrom.

      SCHEDULE 11

      ASSIGNED LAKES ASSETS PROCEEDS


1. $6,389,344 representing proceeds from Casino Magic Corp. Merger with Hollywood Park.